Exhibit 5.1

February 21, 2012

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

RE:	12,075,000 SHARES OF COMMON STOCK, $0.01 PAR VALUE

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Raymond James Financial, Inc., a Florida corporation (the “Company”), and I and members of the Company’s Legal Department under my supervision have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (File No. 333-159583, the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of an indeterminate amount of various securities of the Company, including common stock. Pursuant to the provisions of Rule 415 under the Securities Act, (i) the Company is issuing and selling 11,075,000 shares (the “Primary Shares”) of its common stock, par value $0.01 per share, (“Common Stock”), and (ii) certain selling securityholders are selling 1,000,000 shares of Common Stock (the “Secondary Shares,” and together with the Primary Shares, the “Shares”).

As such counsel, we are familiar with the corporate proceedings of the Company to date with respect to the proposed issuance and sale of the Shares, and have examined such corporate records of the Company and such other documents and certificates of public officials and of the Company and such questions of law as I have deemed necessary as a basis for the opinions hereinafter expressed. We also have examined the Registration Statement, including the Prospectus Supplement dated February 14, 2012 with respect to the Shares (the “Prospectus Supplement”), and the executed Underwriting Agreement dated February 14, 2012, with respect to the Shares (the “Underwriting Agreement”). The Underwriting Agreement is being filed as an exhibit to the Current Report on Form 8-K to which this opinion is also an exhibit.

RAYMOND JAMES FINANCIAL CENTER LEGAL DEPARTMENT

880 Carillon Parkway St. Petersburg, Florida 33716

Writer’s Direct Dial: 727.567.5180 Fax: 866.208.0522 E-mail: Paul.Matecki@RaymondJames.com

Raymond James Financial, Inc.

February 21, 2012

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the Shares have been duly and validly issued and are fully paid and non-assessable.

I express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Florida, and the federal laws of the United States of America, as in effect on the date hereof.

I hereby consent to the use of my name under the heading “Validity of the common stock” in the Prospectus Supplement filed by the Company with the Commission. I further consent to your filing a copy of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. In giving such permission, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely yours,

/s/ Paul L. Matecki

Paul L. Matecki

Senior Vice President, General Counsel

and Secretary